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                                                                  EXECUTION COPY

                                                                 Exhibit 4(e)(1)


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                                 INDEMNITY AGREEMENT


                            Dated as of September 25, 1997


                                       between


                             CREDIT SUISSE FIRST BOSTON,
                                   New York Branch


                                         and


                               NORTHWEST AIRLINES, INC.

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                                 INDEMNITY AGREEMENT

         INDEMNITY AGREEMENT dated as of September 25, 1997 (as amended, modified or supplemented from time to time, this "AGREEMENT") among CREDIT SUISSE FIRST BOSTON, a banking institution organized under the laws of Switzerland acting through its New York Branch ("CSFB") and NORTHWEST AIRLINES, INC., a Minnesota corporation (together with its successors and assigns, "NORTHWEST").


                                 W I T N E S S E T H
                                 - - - - - - - - - -

         WHEREAS, Northwest Airlines, Inc., a Minnesota corporation ("NORTHWEST"), Northwest Airlines Corporation, a Delaware corporation (the "GUARANTOR") and State Street Bank and Trust Company, not in its individual capacity except as otherwise expressly provided therein, but solely as trustee (in such capacity, together with its successors in such capacity, the "PASS THROUGH TRUSTEE") have entered into a Pass Through Trust Agreement dated as of June 3, 1996, as supplemented by the Pass Through Trust Supplements dated as of September 25, 1997 (as amended, modified or supplemented from time to time in accordance with the terms thereof, the "PASS THROUGH TRUST AGREEMENTS") relating to Northwest Airlines Pass Through Trusts 1997-1 pursuant to which the Northwest Airlines Pass Through Certificates, Series 1997-1 referred to therein (the "CERTIFICATES") are being issued;

         WHEREAS, Northwest, the Guarantor and Credit Suisse First Boston Corporation, Lehman Brothers Inc. and Morgan Stanley & Co., Incorporated (collectively, the "UNDERWRITERS") have entered into an Underwriting Agreement dated as of September 16, 1997 (the "UNDERWRITING AGREEMENT") pursuant to which the Pass Through Trustee will issue and sell the Certificates to the Underwriters;

         WHEREAS, Northwest, the Guarantor, the Pass Through Trustee, State Street Bank and Trust Company, not in its individual capacity, except as expressly stated in each Indenture (as defined below) but solely as indenture trustee under such Indenture (in such capacity, together with its successors in such capacity, the "INDENTURE TRUSTEE"), State Street Bank and Trust Company of Connecticut, National Association, as subordination agent (the "SUBORDINATION AGENT") under the Intercreditor Agreement (as defined in the Participation Agreements referred to below), the initial Owner Participants (as defined in the Participation Agreements) and the Owner Trustees (as defined in the Participation Agreements) are entering into the Participation Agreements set forth on Schedule I-A hereto (the "PARTICIPATION AGREEMENTS"), pursuant to which the Pass Through Trustee has agreed to acquire the Secured Certificates (as defined in the Participation Agreements) issued under the Trust Indenture and Security Agreements set forth on Schedule I-B hereto (the "Indentures"); and

         WHEREAS, in connection with financing of six aircraft to be operated by Northwest, the Indenture Trustee and the Pass Through Trustee intend that the purchase price


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                                          2


for the Secured Certificates be deposited, on behalf of the Certificate Holders (as defined in the Participation Agreements) with State Street Bank and Trust Company, in its individual capacity ("SSB"), and SSB, the Indenture Trustee and the Owner Trustees are entering into the Collateral Account Control Agreements set forth on Schedule I-C hereto (the "COLLATERAL AGREEMENTS"), pursuant to which Northwest shall, subject to the written approval of the Indenture Trustee (except for instructions pursuant to this Agreement), give SSB instructions with regard to the disposition or investment of the Liquid Collateral (as defined in the Collateral Agreement).

         NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows (capitalized herein not defined herein shall have the meanings set forth in Annex A hereto):

         SECTION 1.  CERTIFICATES OF DEPOSIT AND PAYMENTS.

         1.01 PURCHASE AND SALE OF CERTIFICATES OF DEPOSIT. Northwest hereby instructs the Indenture Trustee, and the Indenture Trustee agrees, to purchase from CSFB the certificates of deposit set forth on Schedule I-C hereto (each, an "INITIAL CD," and collectively, the "INITIAL CDS") on the date hereof at a purchase price equal to the face amount of the Initial CDs. Pursuant to the terms and conditions of this Agreement, CSFB hereby agrees to issue and sell to the Indenture Trustee the Initial CDs set forth on Schedule I-C hereto and each in the name of the Indenture Trustee. The Indenture Trustee shall not have any right to sell, assign or otherwise transfer any CDs (as defined below) except as permitted by this Agreement.

         1.02 NEW CERTIFICATES OF DEPOSIT. Northwest hereby agrees to instruct the Indenture Trustee, and the Indenture Trustee agrees, to purchase, upon the maturity of any Initial CD or any New CD (as defined herein), a new certificate of deposit (a "NEW CD" and together with the Initial CDs, collectively, "CDS") having the face amount and the interest rate specified in
Section 1.03 of this Agreement and the maturity date specified by the Indenture Trustee (maturity not earlier than seven calendar days from the issuance date thereof); PROVIDED that (i) any CD issued prior to any Regular Distribution Date (as defined in the Pass Through Trust Agreements) may not mature later than such Regular Distribution Date and (ii) if any CD is scheduled to mature on the Final Payment Date (as defined below), no New CD will be purchased upon the maturity of such CD. Pursuant to the terms and conditions of this Agreement, CSFB hereby agrees to issue and sell to the Indenture Trustee such New CDs. The "FINAL PAYMENT DATE" means, with respect to any CD related to any Indenture, the earliest to occur of (i) the Delivery Date under (and as defined in) the related Participation Agreement, (ii) the date of assumption of the Secured Certificates issued under such Indenture by Northwest and (iii) the date of redemption of the Secured Certificates pursuant to Section 2.10(c), (d) or (e) of such Indenture.


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         1.03  FACE AMOUNT AND INTEREST RATE OF NEW CDS.  (a)  The face amount of each New CD related to any Indenture issued on a date other than a Regular Distribution Date shall be equal to the sum of the face amount of the CD related to such Indenture maturing on the issuance date of such New CD plus interest payable on such CD. The face amount of each New CD related to any Indenture issued on a Regular Distribution Date shall be equal to the face amount of the Initial CD related to such Indenture.

         (b) The interest rate for each New CD related to any Indenture issued on a date other than a Regular Distribution Date shall be a fixed rate per annum so that the amount payable (including interest) upon maturity of such New CD shall be equal to the aggregate outstanding principal amount of the Secured Certificates issued under such Indenture and interest accrued thereon from and including the immediately preceding Regular Distribution Date (or, if no Regular Distribution Date occurred, the date of issuance of such Secured Certificates) to (but excluding) the maturity date of such New CD. The interest rate for each New CD related to any Indenture issued on a Regular Distribution Date shall be equal to the interest rate for the Initial CD related to such Indenture.

         1.04 PAYMENTS IN RESPECTS OF CDS. (a) Upon not less than three Business Day's notice in writing to CSFB, Northwest may at its option request CSFB to pay the face amount of any CD and interest accrued thereon on a Business Day specified in such notice (a "PREPAYMENT DATE") prior to the stated maturity date of such CD. Such notice, once given, shall be irrevocable. On the Prepayment Date for such CD, CSFB shall pay the Indenture Trustee the face amount of such CD and interest accrued thereon from the issuance date thereof to (but excluding) such Prepayment Date in accordance with the provisions of
Section 1.04(b).

         (b) All payments (including, without limitation, those payments made in respect of Taxes (as defined and provided for below)) made by CSFB hereunder shall be paid in United States Dollars and immediately available funds by wire transfer directly to the Indenture Trustee at State Street Bank and Trust Company, Boston, Massachusetts, ABA No. 011-00-0028, Account No. 9903-943-0,
Attention: Corporate Trust Department, Reference: Northwest/NW 1997 G, Northwest/NW 1997 H, Northwest/NW 1997 I, Northwest/NW 1997 J, Northwest/NW 1997 K or Northwest/NW 1997 L, as the case may be, or to such other account as the Indenture Trustee may direct from time to time in writing to CSFB. CSFB hereby waives any and all rights of set-off, combination of accounts, right of retention or similar right (whether arising under applicable law, contract or otherwise) it may have against the CDs howsoever arising. All payments on or in respect of each CD shall be made free and clear of and without reduction for or on account of any and all taxes, levies or other impositions or charges (collectively, "TAXES"). However, if CSFB shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder, CSFB shall
(i) make such deductions or withholding, (ii) pay the full amount deducted or withheld (including in respect of such additional amounts) to the competent taxation authority and


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                                          4


(iii) if the Taxes required to be deducted or withheld are imposed by Switzerland or any political subdivision thereof, pay such additional amounts as may be necessary in order that the actual amount received by the designated recipient of such sum under this Agreement after such deduction or withholding equals the sum it would have received had no such deduction or withholding been required. If the date on which any payment due on any CD would otherwise fall on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and no additional interest shall accrue in respect of such extension.

         SECTION 2.  INDEMNITY PAYMENTS.

         2.01 INDEMNITY PAYMENTS. Northwest agrees to pay (each such payment, an "INDEMNITY PAYMENT") to CSFB no later than 12:00 Noon (New York City time) on the first Business Day prior to each Regular Distribution Date, each Prepayment Date and each Final Payment Date (each such date, an "INDEMNITY PAYMENT DATE"):

         (a) in the case of each Regular Distribution Date, an amount equal to the excess, if any, of (i) the aggregate amount of interest accrued on the CDs (related to the Indentures for which the Final Payment Date has not occurred) during the Relevant Period for, and due and payable on, such Regular Distribution Date over (ii) the sum of the Notional Earnings for each Notional Amount during such Relevant Period; and

         (b) in the case of a Prepayment Date or a Final Payment Date which is not an Regular Distribution Date, an amount equal to the excess, if any, of
    (i) the aggregate amount of interest accrued on the related CDs during the Relevant Period for, and due and payable on, the Prepayment Date or the Final Payment Date, as the case may be, over (ii) the sum of the Notional Earnings on the amount of each Notional Amount outstanding on the Prepayment Date or the Final Payment Date, as the case may be, (prior to giving effect to the payment in respect of such CDs) during such Relevant Period.

Not later than three Business Days prior to each Indemnity Payment Date (in the case of an Indemnity Payment Date that is a Prepayment Date, two Business Days prior to such Indemnity Payment Date), CSFB shall provide to Northwest an estimate of the Indemnity Payment payable on such Indemnity Payment Date in accordance with the immediately preceding sentence. Not later than one Business Day prior to each Indemnity Payment Date, CSFB shall provide Northwest with an invoice specifying the Indemnity Payment payable on such Indemnity Payment Date, which invoice shall be prima facie evidence of such Indemnity Payment. If CSFB receives an Indemnity Payment prior to 12:00 Noon (New York City time) on the due date thereof, CSFB shall pay to Northwest an amount equal to one-day's interest on such Indemnity Payment at a per annum rate equal to the Federal Funds Index Rate for such a day. Notwithstanding the foregoing, Northwest shall not be obligated to pay


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any amount of an Indemnity Payment to the extent attributable to the failure of
CSFB to pay interest on the CDs, or pay any other amount, on the date when it is required to do so under this Agreement.

         2.02 OVERDUE AMOUNTS. Northwest agrees to pay to CSFB interest on any amount that shall not be paid by Northwest when due under this Agreement (an "OVERDUE AMOUNT") at the Applicable Rate therefor plus 3.0%. Such interest shall accrue on the portion of such overdue amount remaining unpaid from time to time, from (and including) the date that such amount is not paid when due (or, in the case of Indemnity Payments, from but excluding the date that such amount is not paid when due) to (but excluding) the date when such overdue amount is paid in full, shall be payable at the end of each Interest Period (or, if earlier, upon demand from time to time of CSFB) and shall be calculated on the basis of a year of 360 days and actual days elapsed.

         2.03 REDUCTION OF NOTIONAL AMOUNTS. If one or more CDs are paid on any day in accordance with this Agreement, the Notional Amounts shall be deemed to be reduced by an amount equal to the excess of (i) the aggregate amount of the CDs paid on such day over (ii) the aggregate face amount of New CDs purchased on such day; PROVIDED that the Notional Amounts shall be deemed to be increased by the aggregate face amount of New CDs on the next succeeding Business Day (or thereafter). Such reduction shall be applied to the Notional Amounts in the same order that the then Index Period for each Notional Amount terminates (I.E. the reduction shall be applied first to the Notional Amount which shall then have an Index Period ending on or closest to the applicable day of payment); PROVIDED that if the last day of the then Index Period for two or more Notional Amounts shall be the same, then the reduction shall be applied to such Notional Amounts pro rata in accordance with the amount of such Notional Amounts. Any increase in the Notional Amounts shall be applied in inverse order to the Notional Amounts deemed reduced as a result of payment of the relevant CD or CDs (pro rata as appropriate).

         2.04 SUBSEQUENT INDEX PERIOD. No later than three Business Days prior to the end of the Initial Index Period, and each Subsequent Index Period, for any Notional Amount, Northwest may, by written notice to CSFB, select an additional period (each, a "SUBSEQUENT INDEX PERIOD") for such Notional Amount of no more than 30 days; PROVIDED that if Northwest shall not select a Subsequent Index Period for such Notional Amount by 2:00 p.m. (New York City time) on such third Business Day, Northwest shall have deemed to have selected a Subsequent Index Period for such Notional Amount from and including the last day of the Initial Index Period or the immediately preceding Subsequent Index Period (as the case may be) through but excluding the next Business Day thereafter. Upon the selection (or deemed selection) of a Subsequent Index Period for a Notional Amount, CSFB shall promptly determine and then provide written notice to Northwest of the Index Rate for such Subsequent Index Period for such Notional Amount. The Index Rate for any one day Subsequent Index Period shall be the Federal Funds Index Rate for such day (as determined


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by CSFB).  The Index Rate for any Subsequent Index Period in excess of one day shall be an interest rate per annum determined by CSFB in the same manner as the indicative interest rates per annum for Subsequent Index Periods in excess of one day heretofore provided to Northwest by CSFB were determined.

         SECTION 3. REPRESENTATIONS AND WARRANTIES. Northwest represents and warrants to CSFB that:

         (a) Northwest is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Minnesota and has the corporate power and authority to conduct the business in which it is currently engaged and to own or hold under lease its properties and to enter into and perform its obligations under this Agreement. Northwest is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which the nature and extent of the business conducted by it, or the ownership of its properties, requires such qualification except where the failure to be so qualified would not give rise to a Material Adverse Change to Northwest.

         (b) Northwest has taken, or caused to be taken, all necessary corporate action (including, without limitation, the containing of any consent or approval of stockholders required by its Certificate of Incorporation or By-Laws) to authorize the execution and delivery of this Agreement, and the performance of its obligations hereunder.

         (c) The execution and delivery by Northwest of this Agreement, the performance by Northwest of its obligations hereunder and the consummation by Northwest of the transactions contemplated hereby, do not and will not
    (i) violate any provision of the Certificate of Incorporation or By-Laws of Northwest, (ii) violate any Law applicable to or binding on Northwest, or
    (iii) violate or constitute any default under (other than any violation or default that would not result in a Material Adverse Change to Northwest), or result in the creation of any Lien (other than as permitted under any lease and other than the Liens contemplated hereby) upon any of the collateral hereunder under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, lease, loan or other material agreement, instrument or document to which Northwest is a party or by which Northwest or any of its properties is bound or affected.

         (d) The execution and delivery by Northwest of this Agreement, the performance by Northwest of its obligations hereunder and the consummation by Northwest of the transactions contemplated hereby do not and will not require the consent or approval of, or the giving of notice to, or the registration with, or the recording or filing of any documents with, or the taking of any other action in respect


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                                          7


    of, (i) any trustee or other holder of any debt of Northwest and (ii) any Government Entity, other than filings, recordings, notices or other ministerial actions pursuant to any routine recording, contractual or regulatory requirements applicable to it.

         (e) This Agreement has been duly authorized, executed and delivered by Northwest and, assuming the due authorization, execution and delivery thereof by the other party hereto, constitutes the legal, valid and binding obligations of Northwest and is enforceable against Northwest in accordance with the terms hereof, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium and other similar Laws affecting the rights of creditors generally and general principles of equity, whether considered in a proceeding at law or in equity, and an implied covenant of good faith and fair dealing.

         (f) Except as set forth in Northwest's most recent Annual Report on Form 10-K, as amended, filed by Northwest with the SEC on or prior to the date hereof, or in any Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by Northwest with the SEC subsequent to such Form 10-K and on or prior to the date hereof, no action, claim or proceeding is now pending or, to the Actual Knowledge of Northwest threatened, against Northwest before any court, governmental body, arbitration, board, tribunal or administrative agency, which is reasonably likely to be determined adversely to Northwest and if determined adversely to Northwest would result in a Material Adverse Change.

         (g) The audited consolidated balance sheet of Northwest with respect to Northwest's most recent fiscal year included in Northwest's most recent Annual Report on Form 10-K, as amended, filed by Northwest with the SEC, and the related consolidated statements of operations and cash flows for that period then ended have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of Northwest and its consolidated subsidiaries as of such date and the results of its operations and cash flows for such period, and since the date of such balance sheet there has been no material adverse change in such financial condition or operations of Northwest, except for matters disclosed in (a) the financial statements or Annual Report on Form 10-K referred to above or (b) any subsequent Quarterly Report on Form 10-Q or Current Report on, Form 8-K filed by Northwest with the SEC on or prior to the date hereof.

         SECTION 4. NO SET-OFF. All amounts (including, without limitation, those payments made in respect of Taxes) payable by Northwest to CSFB hereunder shall be paid in United States Dollars and immediately available funds by wire transfer to Citibank, N.A., ABA No. 021000089, Account Name: Credit Suisse First Boston Corporation, Account No. 092-535-06, Reference: Northwest 1997-1 or to such other account as CSFB may direct from time to time in writing to Northwest. To the extent permitted by applicable law, Northwest


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hereby waives any and all rights of set-off, combination of accounts, right of retention or similar right (whether arising under applicable law, contract or otherwise) it may have against CSFB with respect to the Northwest's obligations under this Agreement howsoever arising. All amounts payable hereunder shall be made free and clear of and without reduction for or on account of any Taxes, other than taxes based on or measured by net income, franchise taxes, or taxes required to be withheld as a result of CSFB failing to provide Northwest with a properly executed IRS Form 4224 (any such non-excluded taxes, collectively, "INDEMNIFIED TAXES"). If Northwest shall be required by law to deduct or withheld any Indemnified Taxes from or in respect of any sum payable hereunder, then Northwest shall (i) pay such additional amounts to CSFB, as may be necessary in order that the actual amount received by the CSFB, after such required deduction or withholding equals the sum it would have received had no such deductions or withholding been required to be made, (ii) make such deductions or withholding, and (iii) pay the full amount deducted or withheld (including in respect of such additional amounts) to the competent taxation authority. If the date on which any Payment is due would otherwise fall on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and no additional interest shall accrue in respect of such extension.

         SECTION 5. INCREASED COSTS. In the event that any change in law or governmental rule, regulation or order, or in the interpretation, administration or application thereof (including the adoption of any new law or governmental rule, regulation or order), or any determination of a court or by any central bank or governmental authority, in each case that becomes effective after the date hereof, or compliance by CSFB (at its applicable lending office) with any guideline, request or directive issued or made after the date hereof by any such central bank or Governmental authority whether or not having the force of law):

              (i) subjects CSFB (or its applicable lending office) to any additional Indemnified Tax with respect to its obligations, commitments or extensions of credit hereunder or any payments to CSFB (or its applicable lending office) of any Indemnity Payment, interest, fees or any other amount payable under or in respect of this Agreement; or

              (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits in or for the account of, or advances or loans by, or other credit extended by, CSFB;

and the result of any of the foregoing is that CSFB shall incur increased costs which are attributable to this Agreement or any CD Agreement or to reduce any amount received or receivable by CSFB (or its applicable lending office) with respect to this Agreement; then, in any such case, Northwest shall pay to CSFB, within 15 days after receipt of the statement


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                                          9


referred to in the next sentence, such additional amount or amounts as may be necessary to compensate CSFB for any such increased cost or reduction in amounts received or receivable hereunder; PROVIDED that Northwest shall not be liable in respect of any such increased cost during such period CSFB became aware and failed to notify Northwest promptly in accordance with the next sentence if and to the extent that prompt notice would have avoided or lessened payment by Northwest hereunder relating to such period. CSFB, promptly after the occurrence of such event, shall deliver to Northwest a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to CSFB under this Section 7, which statement shall be prima facie evidence of such additional amounts.

         SECTION 6. CAPITAL ADEQUACY. If the adoption after the date hereof of any applicable law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change after the date hereof in any existing interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the promulgation after the date hereof of any guidelines, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of CSFB or any corporation controlling CSFB as a consequence of CSFB's commitments, obligations or extensions of credit hereunder to a level below that which CSFB or such controlling corporation could have achieved but for such adoption, change or promulgation (taking into consideration the policies of CSFB or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Northwest from CSFB of the statement referred to in the next sentence, Northwest shall pay to CSFB such additional amount or amounts as will compensate CSFB or such controlling corporation on an after-tax basis for such reduction. CSFB shall deliver to Northwest a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be prima facie evidence of such additional amounts.

         SECTION 7. FEES. In consideration of CSFB entering into this Agreement and the CD Agreements, Northwest agrees to pay CSFB a nonrefundable fee equal to $30,000 on the date hereof.

         SECTION 8. BREAKAGE. If (a) any Notional Amount is reduced or increased other than on the last day of an Index Period therefor or (b) any Overdue Amount is paid on any day other than the last day of the Interest Period therefor (each, a "BREAKAGE EVENT"), then Northwest shall compensate CSFB for any reasonable loss, cost or expense (including, without limitation, any cost of funding or reserves or loss incurred as a result of terminating, liquidating, obtaining or re-establishing any hedge or related trading position) incurred by CSFB in connection with such Breakage Event. A certificate of CSFB setting forth in reasonable detail any amount or amounts that CSFB is entitled to receive pursuant to this Section shall be delivered to Northwest and shall be prima facie evidence of such amount or


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                                          10


amounts. Northwest shall pay CSFB the amount shown as due on any such certificate within 10 days after receipt thereof .

         SECTION 9. EXPENSES; INDEMNITY. (a) Northwest shall pay all reasonable out-of-pocket expenses incurred by CSFB, including the reasonable fees, charges and disbursements of counsel for CSFB, in connection with the preparation of this Agreement or any amendments, modifications or waivers of the provisions hereof.

         (b) The provisions of Section 7(c) of the Participation Agreements, together with related definitions and ancillary provisions, are hereby incorporated herein by reference, as if set forth herein in full, mutatis mutandis; PROVIDED that as incorporated herein, (i) each reference therein to "this Agreement" shall be deemed to be a reference to this Agreement, (ii) each reference therein to "Indemnitee" shall be deemed to be a reference to CSFB together with its affiliates, directors, officers, employees, agents, servants, successors and assigns, (iii) each reference therein to "Lessee" shall be deemed to be reference to Northwest, (iv) each reference therein to "Section 7" or "Section 7(c)" shall be deemed to be a reference to this Section 9(b), (v) each reference therein to "Operative Documents" shall be deemed to be a reference to the "Operative Documents" under each of the Participation Agreements, (vi) each reference therein to "Aircraft" shall be deemed to be a reference to the "Aircraft" under each of the Participation Agreements and (vii) the term "Pass Through Trust Agreements" shall be deemed to include this Agreement.

         (c) All amounts due under this Section shall be paid no later than 10 days after written demand therefor.

         SECTION 10. REMEDIES. Upon the breach by Northwest of any of its obligations under this Agreement, CSFB may exercise any right or remedy that may be available to it under applicable law. Northwest agrees to indemnity and hold harmless CSFB for any reasonable cost or expense incurred by it in connection with, or arising out of, the enforcement by CSFB of this Agreement against Northwest.

         SECTION 11. AMENDMENT, ETC. This Agreement may not be amended, waived or otherwise modified except by an instrument in writing signed by the party against whom the amendment, waiver or other modification is sought to be enforced.

         SECTION 12. NOTICES. Unless otherwise expressly provided herein, any notice or other communication under this Agreement shall be in writing (including by facsimile) and shall be deemed to be given and effective upon receipt thereof. All notices shall be sent to (x) in the case of CSFB, Credit Suisse First Boston, 11 Madison Avenue, New York, NY 10010, Attention: Robert Finney and Kevin Kappell (Telecopier: (212) 325-8319), (y) in the case of Northwest, Northwest Airlines, Inc., for U.S. mail at 519 Northwest Drive (A4010), St. Paul, Minnesota 55111-3034, and for overnight courier at 2700


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                                          11


Lone Oak Parkway (A4010), Eagan, Minnesota 55121, Attention: Senior Vice President - Finance and Treasurer (Telecopier: (612) 726-0665) or (z) in the case of the Indenture Trustee, State Street Bank and Trust Company, Two International Place, Boston, Massachusetts 02110, Attention: Corporate Trust Department (Telecopier: (617) 664-5371) (or at such other address as either party may specify from time to time in a written notice to the other party). On or prior to the execution of this Agreement, Northwest has delivered to CSFB a certificate containing specimen signatures of the representatives of Northwest who are authorized to give notices and instructions with respect to this Agreement. CSFB may conclusively rely on such certificate until CSFB receives written notice from Northwest to the contrary.

         SECTION 13. ENTIRE AGREEMENT. This Agreement (including all attachments hereto) sets forth all of the promises, covenants, agreements, conditions and understandings between CSFB and Northwest with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and undertakings, inducements or conditions, express or implied, oral or written.

         SECTION 14. GOVERNING LAW. This Agreement, and the rights and obligations of CSFB and Northwest hereunder shall be governed by, and construed in accordance with, the Laws of the State of New York and, to the extent applicable, the Federal Laws of the United States of America.

         SECTION 15. WAIVER OF JURY TRIAL RIGHT. EACH OF CSFB, NORTHWEST AND THE INDENTURE TRUSTEE ACKNOWLEDGES AND ACCEPTS THAT IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT SUCH PARTY IRREVOCABLY WAIVES ITS RIGHT TO A TRIAL BY JURY.

         SECTION 16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

         IN WITNESS WHEREOF, CSFB and Northwest have caused this Indemnity Agreement to be duly executed as of the day and year first above written.



                                       CREDIT SUISSE FIRST BOSTON,
                                        New York Branch


                                       By  /s/ Robert M. Finney
                                          --------------------------------
                                          Name:  Robert M. Finney
                                          Title: Managing Director


                                       By  /s/ Christian Bourqui
                                          --------------------------------
                                          Name:  Christian Bourqui
                                          Title: Associate


                                       NORTHWEST AIRLINES, INC.


                                       By  /s/ Mark D. Powers
                                          --------------------------------
                                          Name:  Mark D. Powers
                                          Title: Vice President-Finance &
                                                   Assistant Treasurer

                                                                    Schedule I-A


                               PARTICIPATION AGREEMENTS
                               ------------------------

Participation Agreement [NW 1997 G] dated as of September 25, 1997 among Northwest, the Guarantor, Pass Through Trustee, Owner Trustee, Indenture Trustee and the Subordination Agent

Participation Agreement [NW 1997 H] dated as of September 25, 1997 among Northwest, the Guarantor, Pass Through Trustee, Owner Trustee, Indenture Trustee and the Subordination Agent

Participation Agreement [NW 1997 I] dated as of September 25, 1997 among Northwest, the Guarantor, Pass Through Trustee, Owner Trustee, Indenture Trustee and the Subordination Agent

Participation Agreement [NW 1997 J] dated as of September 25, 1997 among Northwest, the Guarantor, Pass Through Trustee, Owner Trustee, Indenture Trustee and the Subordination Agent

Participation Agreement [NW 1997 K] dated as of September 25, 1997 among Northwest, the Guarantor, Pass Through Trustee, Owner Trustee, Indenture Trustee and the Subordination Agent

Participation Agreement [NW 1997 L] dated as of September 25, 1997 among Northwest, the Guarantor, Pass Through Trustee, Owner Trustee, Indenture Trustee and the Subordination Agent

                                                                    Schedule I-B


                       TRUST INDENTURE AND SECURITY AGREEMENTS
                       ---------------------------------------

Trust Indenture and Security Agreement [NW 1997 G] dated as of September 25, 1997 between the Owner Trustee and the Indenture Trustee

Trust Indenture and Security Agreement [NW 1997 H] dated as of September 25, 1997 between the Owner Trustee and the Indenture Trustee

Trust Indenture and Security Agreement [NW 1997 I] dated as of September 25, 1997 between the Owner Trustee and the Indenture Trustee

Trust Indenture and Security Agreement [NW 1997 J] dated as of September 25, 1997 between the Owner Trustee and the Indenture Trustee

Trust Indenture and Security Agreement [NW 1997 K] dated as of September 25, 1997 between the Owner Trustee and the Indenture Trustee

Trust Indenture and Security Agreement [NW 1997 L] dated as of September 25, 1997 between the Owner Trustee and the Indenture Trustee

                                                                    Schedule I-C


                           INITIAL CERTIFICATES OF DEPOSIT
                           -------------------------------


             FACE AMOUNT              MATURITY              INTEREST RATE

1.         $15,502,053.72         October 20, 1997             7.101123%

2.          15,449,778.47         November 20, 1997            7.100567

3.          16,079,414.54         January 2, 1998              7.104040

4.          16,033,156.87         January 2, 1998              7.103421

5.          15,991,373.61         January 2, 1998              7.102886

6.          15,953,222.79         January 2, 1998              7.102674

                                                                     Schedule II



Notional Amount         Initial Index Period          Initial Index Rate
---------------         --------------------          ------------------

$15,502,053.72               25 days                       5.51%

 15,449,778.47               56 days                       5.53

 16,079,414.54               99 days                       5.64

 16,033,156.87               99 days                       5.66

 15,991,373.61               99 days                       5.67

 15,953,222.79               99 days                       5.69

                                                                         ANNEX A

                                     DEFINITIONS
                                     -----------


         "ACTUAL KNOWLEDGE" means as it applies to Northwest, actual knowledge of a Vice President or more senior officer of Northwest, or any other officer of Northwest, having responsibility for the transactions contemplated by this Agreement; PROVIDED that Northwest shall be deemed to have "Actual Knowledge" of any matter as to which it has received notice from CSFB, such notice having been given pursuant to Section 12 hereof.

         "APPLICABLE RATE" means (a) the Base Rate or (b) if Northwest provides a notice to CSFB requesting the Applicable Rate to be based upon the LIBOR Rate,
(i) for the period from and including the date such notice is received by CSFB through and including the date three Business Days thereafter, the Base Rate and
(ii) thereafter, with respect to each Interest Period, the LIBOR Rate therefor, in each case as determined by CSFB.

         "BASE RATE" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to (a) the Federal Funds Effective Rate, plus (b) one-quarter of one percent ([1/4] of 1%).

         "BUSINESS DAY" means any day, other than a Saturday or a Sunday, on which commercial banks settle payments in New York, New York and, if such day relates to the LIBOR Rate, on which dealings in U.S. dollar deposits are carried out in the London interbank market.

         "FEDERAL FUNDS EFFECTIVE RATE" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by CSFB from three Federal funds brokers of recognized standing selected by it.

         "FEDERAL FUNDS INDEX RATE" means, for any day of determination, the Federal Funds Effective Rate for such day MINUS 1/8% per annum.

         "GAAP" means generally accepted accounting principles as set forth in the statements of financial accounting standards issued by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, as such principles may at any time or from time to time be varied by any applicable financial accounting rules or regulations issued by the SEC and, with respect to any person, shall mean such principles applied on a basis consistent with prior periods except as may be disclosed in such person's financial statements.

         "GOVERNMENT ENTITY" means (a) any federal, state, provincial or similar government, and any body, board, department, commission, court, tribunal, authority, agency or other instrumentality of any such government or otherwise exercising any executive, legislative, judicial, administrative or regulatory functions of such government or (b) any other government entity having jurisdiction over any matter contemplated by this Agreement or relating to the observance or performance of the obligations of any of the parties to this Agreement.

         "INDEX PERIOD" means, with respect to any Notional Amount, the Initial Index Period and each Subsequent Index Period therefor.

         "INDEX RATE" means, with respect to any Notional Amount, (i) during the Initial Index Period therefor, the rate per annum set forth opposite such Notional Amount under the heading "INITIAL INDEX RATE" on Schedule II and (ii) during each Subsequent Index Period therefor, the rate per annum for such Subsequent Index Period determined in accordance with Section 2.04 hereof.

         "INITIAL INDEX PERIOD" means, with respect to each Notional Amount, the period set forth opposite such Notional Amount under the heading "INITIAL INDEX PERIODS" on Schedule II hereto.

         "INTEREST PERIOD" means, with respect to any amount not paid when due hereunder, each of the following periods:

         (a) the period beginning on the third Business Day following the date on which the notice requesting the LIBOR Rate as the Applicable Rate is received by CSFB and ending on the same numerically corresponding date in the immediately succeeding month; and

         (b) each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the same numerically corresponding date in the immediately succeeding month;

except that each Interest Period that (i) commences on the last Business Day of a calendar month (or any day for which there is no numerically corresponding day in the appropriate succeeding calendar month) shall end on the last Business Day of the immediately succeeding month and (ii) would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day (or if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day).

         "INVESTMENT EARNINGS" on any amount, means investment earnings on such amount net of losses and investment expenses of CSFB in making such investments.

         "LAW" means (a) any constitution, treaty, statute, law, decree, regulation, order, rule or directive of any Government Entity, and (b) any judicial or administrative interpretation or application of, or decision under, any of the foregoing.

         "LIBOR RATE" means, with respect to any Interest Period, the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the rates per annum at which deposits in U.S. dollars are offered to major banks in the London interbank market at approximately 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount not paid when due hereunder to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

         "LIEN" means any mortgage, pledge, lien, charge, claim, encumbrance, lease or security interest affecting the title to or any interest in property.

         "MATERIAL ADVERSE CHANGE" means, with respect to any person, any event, condition or circumstance that materially and adversely affects such person's business or consolidated financial condition, or its ability to observe or perform its obligations, liabilities and agreements under this Agreement.

         "NOTIONAL AMOUNTS" means each of the amounts set forth under the heading "Notional Amounts" on Schedule II hereto as the same may be reduced from time to time in accordance with Section 2.03.

         "NOTIONAL EARNINGS" means, with respect to any Relevant Period and each Notional Amount, the sum of the Index Rate per annum of such Notional Amount for each day during such Relevant Period. The Notional Earnings shall be calculated on the basis of a year of 360 days and actual days elapsed.

         "PERMITTED INVESTMENTS" means (i) time deposits with CSFB, each for a term determined by Northwest of at least 7 days and no more than 30 days or (ii) overnight Federal funds (in which case such investment shall be deemed to bear interest at the Federal Funds Index Rate for the applicable day).

         "RELEVANT DATE" means (i) in the case of the first Regular Distribution Date or Final Payment Date occurring prior to the first Regular Distribution Date, the date of the Indemnity Agreement and (ii) in the case of any other Regular Distribution Date or Final Payment Date, the Regular Distribution Date immediately preceding such Regular Distribution Date or Final Payment Date, as the case may be.

         "RELEVANT PERIOD" means, with respect to any Regular Distribution Date or Final Payment Date, the period from and including the Relevant Date for such Regular Distribution Date or Final Payment Date, as the case may be, to but excluding such Regular Distribution Date or Final Payment Date, as the case may be.

         "SEC" means the Securities and Exchange Commission of the United States, or any Government Entity succeeding to the functions of such Securities and Exchange Commission.

         "SUBSEQUENT INDEX PERIOD" with respect to each Notional Amount, shall have the meaning set forth in Section 2.04.